Exhibit 10.1

EXECUTIVE DIRECTORSHIP AGREEMENT

This Executive Directorship Agreement (the “Agreement”) is made and entered into as of September 29, 2025, by and between Garden Stage Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability, (“Company”) and Fong Wai Lok Raymond (“Executive”).

WHEREAS, Executive and Company are currently parties to a Consulting Agreement dated April 1, 2024 (the “Prior Agreement”), pursuant to which Executive serve on behalf of the Company as Consultant;

WHEREAS, Company and Executive desire to enter into this Agreement pursuant to which Executive will engage to serve as Executive Director of the Board of Directors of the Company (the “Board”) and,

WHEREAS, this Agreement will supersede and replace in its entirety the Prior Agreement (and any related secondment or similar agreements Executive entered into while the Prior Agreement was in effect), and as a result the Prior Agreement (and any related secondment or similar agreements Executive entered into while the Prior Agreement was in effect), shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1)	Roles and Duties.

a)	Director of the Board of Directors. Subject to the terms and conditions of this Agreement, Company shall appoint Executive as its Executive Director of the Board.

b)	Duties. The duties and responsibilities of Executive shall include the duties and responsibilities for the position as director as set forth in the Company’s bylaws, and such other duties and responsibilities as the Board may from time to time reasonably assign to Director

c)	Classification. Executive in his capacity of Executive Director of the Board shall be classified as an independent contractor of the Company.

d)	No Conflicting Obligation. Executive represents and warrants to Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.

e)	Executive Director Term and Termination.

i)	Term. This Agreement shall be in effect commencing as of October 1, 2025 (the“Commencement Date”) and shall continue in full force and effect until terminated pursuant to the terms hereof.

ii)	Termination. Executive’s appointment as Executive Director may be terminated by either party, at any time, pursuant to the delivery of ninety (90) days prior written notice.

2)	Compensation.

a)	Board Fees. Executive shall receive in consideration for his serving as Executive Director of the Board an annual regular Board fee in the amount of $96,000 payable by Company in equal quarterly instalments in advance. In addition, Executive may be eligible for non-recurring special Board fees as reviewed and approved by Company’s Compensation Committee and then reviewed and ratified by the Board.

b)	Signing Bonus. Executive shall receive in consideration for his serving as Executive Director of the Board an one off signing fee in the amount of $300,000 payable by Company within one month after the Commencement Date.

c)	Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Board’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

d)	Stock Options. Executive may be granted options awards from time to time, as per the discretion of the compensation committee of Company.

3)	Miscellaneous Provisions.

a)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested. In the case of Executive, mailed notices shall be addressed to him at the home address, which he most recently communicated to Company in writing. In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b)	Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c)	Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in such agreements have been made or entered into by either party with respect to the subject matter hereof.

d)	Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of Hong Kong. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

e)	Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Director’s appointment as a director or the termination thereof, shall be settled in Hong Kong, by arbitration in accordance with the HKIAC Domestic Arbitration Rules of the Hong Kong International Arbitration Centre. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Company and the Director shall share equally all fees and expenses of the arbitrator. Director hereby consents to personal jurisdiction of the courts located in Hong Kong for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Company

For and on behalf of

Garden Stage Limited

Signature:	/s/ Chan Sze Ho
Name:	Chan Sze Ho
Title:	Chief Executive Officer

Executive

Signature:	/s/ Fong Wai Lok Raymond
Name:	Fong Wai Lok Raymond

[Signature Page to Executive Directorship Agreement]

3